Exhibit 10.6

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”) by and between SandRidge Energy, Inc., a Delaware corporation, with offices at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102-6406 (the “Company”), and SandRidge Mississippian Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”) is delivered to be effective as of 12:01 a.m., Central Time, January 1, 2011 (the “Effective Time”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I below.

WHEREAS, pursuant to that certain Term Overriding Royalty Interest Conveyance (PDP), that certain Term Overriding Royalty Interest Conveyance (PUD), that certain Perpetual Overriding Royalty Interest Conveyance (PDP) and that certain Perpetual Overriding Royalty Interest Conveyance (PUD), each effective as of the Effective Time (collectively, the “Conveyances”), SandRidge Exploration and Production, LLC has caused to be conveyed to the Trust or Mistmada Oil Company, Inc., an Oklahoma corporation (the “Company Subsidiary”), as applicable, overriding royalty interests in certain oil and natural gas properties located in Alfalfa, Garfield, Grant, Major and Woods Counties, Oklahoma (the “Royalty Interests”);

WHEREAS, the Company Subsidiary has assigned all of its Royalty Interests to the Trust, and consequently the Trust holds all of the Royalty Interests; and

WHEREAS, in connection with the Conveyances, the Company has agreed to provide certain administrative services for the Trust in exchange for an administrative services fee as described herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, it is agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“AAA” has the meaning set forth in Section 2.06.

“Administrative Services Fee” has the meaning set forth in Section 3.01.

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law.

“Claimant” has the meaning set forth in Section 2.06.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Subsidiary” has the meaning set forth in the recitals to this Agreement.

“Conveyances” has the meaning set forth in the recitals to this Agreement.

“Development Agreement” means that certain Development Agreement, effective as of the Effective Time, between the Company, SandRidge Exploration and Production, LLC, and the Trust, as the same may be amended from time to time.

“Effective Time” has the meaning set forth in the introductory paragraph to this Agreement.

“External Expenses” means the actual out-of-pocket fees, costs and expenses incurred by the Company in connection with the provision of the Services.

“Force Majeure” shall mean any cause beyond the reasonable control of the Company, including acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

“Person” means any natural person, corporation, partnership, trust, estate or other entity, organization, or association.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 12, 2011, by and between the Trust and the Company.

“Respondent” has the meaning set forth in Section 2.06.

“Royalty Interests” has the meaning set forth in the recitals to this Agreement.

“Rules” has the meaning set forth in Section 2.06.

“Services” has the meaning set forth in Section 2.01.

“Special Provision” has the meaning set forth in Section 2.06.

“Termination Date” has the meaning set forth in Section 5.01.

“Trust” has the meaning set forth in the introductory paragraph to this Agreement.

“Trust Agreement” means the Amended and Restated Trust Agreement of the Trust, dated as of April 12, 2011 (as may be amended from time to time), among SandRidge Energy, Inc., the Trustee and Corporation Trust Company, as Delaware Trustee.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America with its principal place of business in New York, New York, as trustee, acting not in its individual capacity but solely as trustee of the Trust.

Section 1.02 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

SERVICES

Section 2.01 Services. Subject to the terms of this Agreement and in exchange for the payments described in Section 3.01, the Company hereby agrees to provide the Trust with such services as are necessary to fulfill the purposes of the Trust as set forth in Section 2.02 of the Trust Agreement, such other administrative services of similar character and scope to the foregoing and any other administrative services that may be required to satisfy the Trust’s obligations under the Registration Rights Agreement, that the Trust may reasonably request the Company provide during the term of this Agreement, including such accounting, bookkeeping and informational services as may be necessary for the preparation of reports the Trust is or may be required to prepare and/or file in accordance with applicable tax and securities laws, exchange listing rules and other requirements, including reserve reports, tax returns and Forms K-1 (all of the foregoing being herein called the “Services”).

Section 2.02 Performance of Services by Others. The parties hereby agree that in discharging the Company’s obligations under this Agreement, the Company may, in its sole discretion, engage any other Person, including its Affiliates, to perform the Services (or any part of the Services) on its behalf and that, subject to the Company’s right to reimbursement for

External Expenses in accordance with this Agreement, the performance of the Services (or any part of the Services) by any such Person shall be treated as if the Company performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve the Company of its obligations hereunder.

Section 2.03 Intellectual Property. Any (a) inventions, whether patentable or not, developed or invented, or (b) copyrightable material (and the intangible rights of copyright therein) developed, in each case by the Company, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of the Company; provided, however, that the Trust shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and provided further, however, that the Trust shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default or violation of a right or license to use such inventions or material granted to the Company by any Person other than an Affiliate of the Company. Notwithstanding the foregoing, the Company will use all commercially reasonable efforts to grant such right and license to the Trust.

Section 2.04 Independent Status. It is expressly acknowledged by the parties hereto that each party is an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee, joint venture or partnership relationship, or to allow any party to exercise control or direction over the other party. Except as required in connection with the performance of the Services, neither the Company nor any agent, employee, servant, contractor or subcontractor of the Company or any of its Affiliates shall have the authority to bind the Trust to any contract or arrangement. Neither the Trust nor the Trustee shall be liable for the salary, wages or benefits, including workers’ compensation insurance and unemployment insurance, of any employee, agent, servant, contractor or subcontractor of the Company or its Affiliates by virtue of this Agreement. The Company shall not be a fiduciary with respect to the Trust and shall owe no fiduciary duties or liabilities to the Trust.

Section 2.05 Warranties; Limitation of Liability. The Company will use commercially reasonable efforts to provide the Services in a good and workmanlike manner in accordance with the sound and prudent practices of providers of similar services. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE COMPANY MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT WILL THE COMPANY OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICES, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICES, ITS AFFILIATES OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A PERSON THAT IS NOT A PARTY TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 2.05 WILL SURVIVE TERMINATION OF THIS AGREEMENT.

Section 2.06 Disputes. ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG THE COMPANY (ON THE ONE HAND) AND THE TRUST (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT, THE NATURE OR QUALITY OF THE SERVICES, THE CALCULATION OR ALLOCATION OF THE ADMINISTRATIVE SERVICES FEE OR EXTERNAL EXPENSES OR THE APPLICATION, IMPLEMENTATION, VALIDITY OR BREACH OF THIS AGREEMENT, SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN OKLAHOMA CITY, OKLAHOMA (IF NO SUCH OFFICE EXISTS, IN THE DALLAS, TEXAS OFFICE OF AAA) IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES (THE “RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THERETO (“AAA”) THEN IN EFFECT. THE COMPANY AND THE TRUST HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 2.06. EITHER THE COMPANY OR THE TRUST MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS SECTION 2.06 APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”) WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS SECTION 2.06, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE ACTUALLY PRINTED HEREIN.

(a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Section 2.06.

(b) The arbitration shall be administered by AAA.

(c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the Oklahoma City, Oklahoma office of AAA (if no such office exists, to the Dallas, Texas office of AAA), designating the first arbitrator (who shall not be a representative or agent of any party but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to completely perform arbitral duties). Within ten days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Oklahoma City, Oklahoma office of AAA (if no such office exists, to the Dallas, Texas office of AAA) and to the first arbitrator, designating the second arbitrator (who shall not be a representative or agent of any party, but may or may not be an AAA panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such person to competently perform arbitral duties). Within ten days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable AAA panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Section 2.06, the Company (on the one hand) and the Trust (on the other hand) shall each be entitled to the selection of one arbitrator. Prior to commencement of the arbitration proceeding, each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or agent of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for fifteen days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Section 2.06) within such fifteen day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen day period, the substitute arbitrator shall be a neutral arbitrator appointed by the AAA arbitrator within fifteen days thereafter.

(d) All arbitration hearings shall be commenced within one hundred twenty days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than sixty days.

(e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

(f) The arbitration proceeding will be governed by the substantive laws of the State of New York and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Section 2.06, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would produce a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.

(g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties.

Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.

(h) Nothing in this Section 2.06 shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement, (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. § 91 or any successor statute thereto or any substantially equivalent state law, (iii) restrict the right of the Trustee to make application to any state or federal district court having jurisdiction in Oklahoma City, Oklahoma to appoint a successor Trustee or to request instructions with regard to any provision in this Agreement when the Trustee is unsure of its obligations thereunder, or (iv) apply to the Delaware Trustee (as defined in the Trust Agreement).

The provisions of this Section 2.06 will survive termination of this Agreement.

ARTICLE III

ADMINISTRATIVE SERVICES FEE; REIMBURSEMENT OF EXPENSES

Section 3.01 Administrative Services Fee; Reimbursement of External Expenses.

(a) The Trust shall pay to the Company an annual administrative services fee of $200,000 (the “Administrative Services Fee”), which shall be paid in immediately available funds and in equal quarterly installments, on or before the 45th day following each calendar quarter. In the event that this Agreement is terminated during a calendar quarter pursuant to Section 5.01, the amount of the Administrative Services Fee for such calendar quarter shall be based upon the pro rata portion of the Administrative Services Fee that shall have accrued during such quarter up to and including the Termination Date.

(b) In addition to the Administrative Services Fee, the Trust shall reimburse the Company on or before the 45th day following each calendar quarter for all reasonable and necessary External Expenses associated with the provision of Services in the preceding quarter as set forth in a reasonably detailed invoice provided by the Company to the Trust on or before the 15th day following each calendar quarter.

Section 3.02 Set-Off. In the event that the Company or any of its Affiliates owes the Trust a sum certain in an uncontested amount under any other agreement, then any such amounts may, in the sole discretion of the Company, be aggregated and the Trust and the Company (and the Company’s Affiliates, as the case may be) shall discharge their obligations by netting those amounts against any amounts owed by the Trust to the Company under this Agreement.

ARTICLE IV

FORCE MAJEURE

Section 4.01 Force Majeure. The Company’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure. The Company shall promptly notify the Trustee that it is prevented from performing its obligations by reason of Force Majeure and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, the Company shall not be required to settle any strike, lockout or other labor dispute in which it or any of its Affiliates may be involved.

ARTICLE V

MISCELLANEOUS

Section 5.01 Term and Termination.

(a) This Agreement shall become effective on the date of this Agreement and shall continue until the date (the “Termination Date”) that is the earliest of:

(i) the date the Trust shall have dissolved and commenced winding up its business and affairs in accordance with Section 9.02 of the Trust Agreement;

(ii) the date that all of the Conveyances have been terminated or are no longer held by the Trust;

(iii) the date that either the Company or the Trustee may designate by delivering a written notice no less than 90 days prior to such date, provided that the Company’s drilling obligations under the Development Agreement shall have been completed by such date; provided further, however, that the Company shall not terminate this Agreement except in connection with the Company’s transfer of some or all of the Subject Interests (as defined in the Conveyances) and then only with respect to the Services to be provided with respect to the Subject Interests being transferred, and only upon the delivery to the Trustee of an agreement of the transferee of such Subject Interests, reasonably satisfactory to the Trustee, in which such transferee assumes the responsibility to perform the Services relating to the Subject Interests being transferred; and

(iv) the date as mutually agreed by the parties to this Agreement.

(b) Upon termination of this Agreement in accordance with this Section 5.01(a)(i) or (ii), all rights and obligations under this Agreement shall cease except for (i) obligations that expressly survive termination of this Agreement, (ii) liabilities and obligations that have accrued prior to the Termination Date, including the obligation to pay any amounts that have become due and payable prior to such Termination Date and (iii) the obligation to pay any portion of the Administrative Services Fee that has accrued prior to such Termination Date, even if such portion has not become due and payable at such time. Upon termination of this Agreement in accordance with Section 5.01(a)(iii), the Company’s obligations to provide Services shall cease only with respect to the Subject Interests transferred, and shall otherwise continue unabated. In the event that the Company terminates this Agreement with respect to Subject Interests transferred in accordance with Section 5.01(a)(iii), the Administrative Services Fee shall be proportionately reduced, unless the Company certifies to the Trustee that such transfer of the Subject Interests will not result in a material decrease in the Company’s costs of providing the Services to the Trust with respect to the remaining Subject Interests.

Section 5.02 Notice. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by facsimile, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a)	if to the Trust or the Trustee, to:

SandRidge Mississippian Trust I

c/o The Bank of New York Mellon Trust Company, N.A.

Institutional Trust Services

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Mike J. Ulrich

Facsimile No.: (512) 479-2253

With a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue

Suite 2300

Austin, Texas 78701

Attention: Thomas W. Adkins

Facsimile No.: (512) 479-3940

(b)	if to the Company, to:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

Attention: Philip T. Warman

Facsimile No.: (405) 429-5983

With a copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David H. Engvall

Facsimile No. (202) 778 5307

or to such other address as such Person may have furnished to the other Persons identified in this Section 5.02 in writing in accordance herewith.

Section 5.03 Entire Agreement; Supersedure; Third Party Beneficiaries. This Agreement, together with all other agreements and documents contemplated to be executed and delivered in connection with the transactions contemplated hereby, constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether written or oral, relating to the matters contained herein. This Agreement does not confer upon any Person, other than the parties hereto, any rights or remedies.

Section 5.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party under this Agreement.

Section 5.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by each of the parties to this Agreement.

Section 5.06 Assignment. Except as provided in Section 2.02, and except for any transfer of the rights of the Trustee hereunder to a successor trustee of the Trust, no party to this Agreement shall have the right to assign its rights or obligations under this Agreement without the written consent of the other party to this Agreement.

Section 5.07 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.08 Severability. If any provision of this Agreement or the application thereof to any party to this Agreement or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other party to this Agreement or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.09 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 5.11 Limitation of Trustee’s Liability. It is expressly understood and agreed by the Parties hereto that (a) this Agreement is executed and delivered by the Trustee not individually or personally, but solely as Trustee in the exercise of the powers and authority conferred and vested in it and (b) under no circumstances shall the Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SandRidge Energy, Inc.

By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Administrative Services Agreement]

SandRidge Mississippian Trust I

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice-President

[Signature Page to Administrative Services Agreement]